Exhibit 99.1

Chico’s FAS, Inc. Reports First Quarter Results

•	Sales improving as stores open and gain traction

•	63% of stores now open; 80% of fleet open by Friday

•	Double-digit increase in digital sales during the April closure period

•	Significant actions taken in Q1 to mitigate the financial impact of the COVID-19 pandemic and improve liquidity

Fort Myers, FL - June 10, 2020 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced its financial results for the fiscal 2020 first quarter ended May 2, 2020.
Bonnie Brooks, Chief Executive Officer and President, Chico’s FAS said: “We want to thank our dedicated associates for their commitment and agility in meeting the needs of our customers during the pandemic. As the impact of COVID-19 on the retail industry became apparent, we took immediate actions to safeguard the health and well-being of our people and communities while simultaneously preserving the financial stability of the Company.
            During the temporary closure of our 1,341 boutiques across North America and in becoming a digital-only business for most of the quarter, the Company drove an even greater level of customer engagement. We entered into Q1 with strong positive comp sales to the end of February that continued the strong momentum built in fall 2019. During the first quarter and now into the second, we have strengthened the Company’s liquidity and substantially reduced expenses and cash burn. We are now halfway through the second quarter with an improved financial foundation and focused on accelerating the growth strategies that drove our significant success in the prior two quarters.”
Molly Langenstein, Chief Executive Office and President Elect, Chico’s FAS said: “As we look to the second quarter and the balance of 2020, we believe we will be competitively stronger because of the measures we’ve taken to liquidate our prior season inventory and remove it from our stores and distribution centers. We are encouraged by our strong store re-openings and the accelerated demand in our digital channels, which demonstrate our customers’ loyalty to our brands. As a result of the product changes we made in the second half of 2019, we are well-positioned to capitalize on the growth opportunities ahead.”

COVID-19 Business Actions Summary

•	Temporarily closed all retail stores in North America on March 17, 2020 to safeguard our customers, employees and the communities we serve;

•	Temporarily furloughed the majority of employees, while providing continued health benefits for eligible employees during the furlough;

•	Temporarily reduced a majority of non-furloughed associates’ salary or hours, including executive officers and the Board of Directors’ (the “Board”) annual cash retainers;

•	Adopted social distancing policies and enhanced safety procedures for distribution center associates;

•	Suspended rent payments commencing April 2020 and are in active discussions with landlords to find a mutually beneficial and agreeable path forward;

▪	Engaged a third-party to assist in restructuring the lease portfolio and to seek rent relief in the form of rent reductions, rent abatements and other concessions;

•	Quickly aligned merchandise receipts with conservative forecast of market demand;

•	Partnered with suppliers and vendors to reduce operating costs and extend payment terms;

•	Significantly reduced selling, general and administrative (“SG&A”) expenses to better align operating costs with expected sales;

•	Suspended quarterly dividend beginning in the second quarter; and

•	Reduced capital expenditures primarily related to non-essential maintenance and business essential expenditures.

•
In addition to $117.6 million in cash and marketable securities at the end of the first quarter, the Company has substantial additional borrowing capacity under the asset-based lending facility (“ABL”) and by leveraging unencumbered real estate.

•	Borrowings under the ABL have no required principal repayments until August 2023.

•	The Company will realize meaningful added liquidity from provisions of the Coronavirus Aid, Relief, and Economic Security Act, including benefits from recent tax filings.

Stores Reopening and Operational Protocols
On April 27, 2020, the Company announced a phased store reopening plan across North America commencing on May 4, 2020 in accordance with local, state and federal health and safety guidelines and regulations. Currently, the Company has 63% of stores open to the public under enhanced safety precautions and reduced hours, and will have 80% of its fleet open by June 12, 2020. As part of its reopening plan, the Company also is offering customers Buy On-Line, Pick-up In-Store (BOPIS) with contactless curbside pickup and shop-by-appointment. Second quarter sales are planned to be better than the first quarter, even as we work with limited store hours and social distancing guidelines. We will continue to open our remaining stores as states allow.
The Company has implemented in-store measures to ensure the safety of employees and customers, including rigorous cleaning routines, providing hand sanitizer stations in every store, creating new flexible distance between clothing racks, and adjusting fitting rooms to accommodate social distancing practices. These stores will initially operate on reduced hours and the Company is managing capacity in accordance with local, state and federal health and safety guidelines and regulations.

Digital Sales
The Company’s digital sales remain strong as we continue to leverage our digital platform, enhanced by our proprietary digital styling software, Style ConnectSM, that enables us to communicate directly with the majority of our customers to drive the digital business. Digital sales in the first quarter exceeded the same period last year, and we posted a double-digit increase in April.

Overview of First Quarter Results
Results for the thirteen weeks ended May 2, 2020 (the “first quarter”) were negatively impacted due to the COVID-19 pandemic which led to the temporary closure of all stores across North America and international franchise locations in Mexico during the second half of the first quarter. The Company recognized significant impairment charges and inventory write-offs as a result of the COVID-19 pandemic during the first quarter. The Company also continued to incur payroll expenses and occupancy costs while stores were closed. Results during the first quarter store closure period were partially offset by strong digital commerce performance and the Company’s actions to align its cost structure with current sales expectations.
The Company’s first quarter cash flow was also negatively impacted by the COVID-19 closure period, which resulted from the Company paying for certain merchandise and expense payables as planned for the first quarter, despite lost sales during the store closure period. Further, the Company’s cash burn during the first quarter reflects the payment of the previously approved first quarter fiscal 2020 dividend and the payout under the fiscal 2019 management incentive plan. The Company remains confident that it currently has sufficient liquidity to repay its obligations as they become due for the foreseeable future.

The following results include the impact of the COVID-19 pandemic. Please note the Company is not providing comparable sales figures as we believe this is not a meaningful measure for the first quarter due to the significant impact of store closures as a result of the COVID-19 pandemic.

For the first quarter, the Company reported:

•
Net loss of $178.3 million, or $1.55 loss per diluted share, compared to net income of $2.0 million, or $0.02 earnings per diluted share, for the thirteen weeks ended May 4, 2019 (“last year’s first quarter”). First quarter net loss includes the after-tax impact of goodwill impairment charges of $68.4 million, or $0.59 per share, impairments on other indefinite-lived intangible assets of $24.6 million, or $0.21 per share, inventory write-offs of $26.1 million, or $0.23 per share, long-lived store asset impairments of $13.9 million, or $0.12 per share, and impairment on right of use assets of $1.8 million, or $0.02 per share. These charges represent $177.2 million of the pre-tax net loss and $134.8 million of the after-tax net loss, or $1.17 per share, in the first quarter of fiscal 2020. Last year’s first quarter net income includes accelerated depreciation charges of $3.6 million, or $0.03 per share.

•
Net sales were $280.3 million, down approximately 45.9%, compared to $517.7 million in last year’s first quarter primarily as a result of our closed stores during the second half of the first quarter, partially offset by stronger digital commerce performance.

•
Gross margin was $(11.1) million, or (4.0)% of net sales, compared to $190.8 million, or 36.9% of net sales, in last year’s first quarter, primarily reflecting the impact of inventory write-offs of $43.1 million and store impairments of $20.9 million, as well as deleverage of occupancy costs as a percent of sales.

•
SG&A expenses were $130.2 million, or 46.4% of net sales, compared to $185.4 million, or 35.9% of net sales, for last year’s first quarter, reflecting the Company’s actions to align its cost structure with current and future sales expectations, including temporarily placing the majority of its employees on furlough and reducing the salary or hours of most remaining employees, all executive officers and the Board’s cash retainers by 50%, effective April 5, 2020, as well as the benefit of other cost saving initiatives and reduced marketing and other variable costs.

First Quarter Results
The following results include the impact of the COVID-19 pandemic. Please note the Company is not providing comparable sales figures for the full first quarter as we believe this is not a meaningful measure for the first quarter due to the significant impact of store closures as a result of the COVID-19 pandemic.

For the first quarter, the Company reported a net loss of $178.3 million, or $1.55 loss per diluted share, compared to net income of $2.0 million, or $0.02 earnings per diluted share, for last year’s first quarter. The first quarter results were significantly impacted by the COVID-19 pandemic and included significant after-tax charges totaling $134.8 million or $1.17 per share as detailed in the table below.

Summary of Significant Charges

	Thirteen Weeks Ended
	May 2, 2020
	Amount, pre-tax (1)	% of Sales (1)	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Inventory write-offs	$43,101	15.4%	$26,091	$0.23
Long-lived store asset impairment	18,493	6.6	13,907	0.12
Right of use asset impairment	2,442	0.9	1,837	0.02
Total significant charges impacting gross margin	64,035	22.8	41,835	0.37
Goodwill and intangible impairment:
Goodwill impairment	80,414	28.7	68,362	0.59
Indefinite-lived asset impairment	32,766	11.7	24,640	0.21
Total goodwill and intangible impairment charges	113,180	40.4	93,002	0.80
Total	$177,215	63.2%	$134,837	$1.17
(1) May not foot due to rounding

Net Sales
For the first quarter, net sales were $280.3 million compared to $517.7 million in last year’s first quarter. This decrease of 45.9% reflects the impact of our closed stores during the second half of the first quarter and 78 net store closures since last year’s first quarter, partially offset by strong digital commerce performance. During the initial four weeks of fiscal 2020, the Company’s comparable sales increased 2.7% compared to the same period last year, building on the positive sales momentum reported in the fourth quarter of fiscal 2019.

Gross Margin
For the first quarter, gross margin was $(11.1) million, or (4.0)% of net sales, compared to $190.8 million, or 36.9% of net sales, in last year’s first quarter. The decrease in gross margin primarily reflects the impact of significant charges of $64.0 million, or 22.8%, related to inventory write-offs and store impairments as reflected in the table above, as well as deleverage of occupancy costs as a percent of sales as April rent was expensed in the first quarter for accounting purposes, although the April rent payment was suspended.

Selling, General and Administrative Expenses
For the first quarter, SG&A expenses were $130.2 million, or 46.4% of net sales, compared to $185.4 million, or 35.9% of net sales, for last year’s first quarter. The decrease in SG&A expenses primarily reflects the Company’s actions to align its cost structure with current and future sales expectations, including temporarily placing the majority of its employees on furlough and reducing the salary or hours of most remaining employees, all executive officers and the Board’s cash retainers by 50%, effective April 5, 2020, as well as the benefit of other cost saving initiatives and reduced marketing and other variable costs.

Income Taxes
For the first quarter, the effective tax rate was 30.0% compared to 62.7% for last year’s first quarter. The provision for the first quarter was primarily impacted by the benefits provided by the enactment of the CARES Act, which was slightly reduced by the unfavorable impact of the Company’s book goodwill impairment and share-based compensation expense. The 62.7% effective tax rate for last year’s first quarter included the recognition of $2.0 million related to employee share-based compensation expense, the impact of which was enhanced relative to the statutory rate due to the Company’s low pretax loss. These items account for the variance between the effective tax rate for the first quarter and last year’s first quarter and the U.S. federal statutory and state blended income tax rate of approximately 25%.

Cash, Marketable Securities and Debt
At the end of the first quarter, cash and marketable securities totaled $117.6 million, while debt totaled $149.0 million.

Inventories
At the end of the first quarter, inventories, net of inventory reserves, totaled $273.1 million compared to $242.4 million at the end of last year’s first quarter.

Fiscal 2020 Outlook
The Company previously withdrew its guidance issued in its fourth quarter earnings release dated February 27, 2020 and is not providing updated guidance at this time. The impact of the COVID-19 pandemic creates uncertainty in predicting near-term performance. As previously discussed, we have aggressively taken actions designed to balance our cash flows with the current environment. We expect these actions when combined with our strong financial position and competitively advantaged brands will enable us to successfully manage through the COVID-19 pandemic, allowing us to deliver sales through a variety of channels, including our stores, through social distancing sales practices such as curbside pickup, appointments and Style Connect, in addition to growing digital sales.
The Company believes it has appropriately adjusted its floor sets and receipts to align with sales expectations. Accordingly, the Company does not currently expect significant inventory write-offs over the remaining three quarters of fiscal 2020.
As a result of the Company’s extensive measures to mitigate the impact of the COVID-19 pandemic, including temporarily furloughing the majority of employees, temporarily reducing a majority of non-furloughed associates’ salary or hours, aligning operating costs with expected sales, and the organizational restructuring, we expect to realize expense savings of approximately $230 million, or 24%, before rent expense.
There were 9 permanent store closures and no store openings in the first quarter, and we anticipate closing approximately 50 to 60 stores permanently over the remainder of fiscal 2020. However, with the disruption we have seen from the pandemic, we intend to re-evaluate each location’s future viability and modify our closure plans accordingly. Additionally, since the end of last year’s first quarter, we have closed 84 stores.

Conference Call Information
The Company is hosting a live conference call on Wednesday, June 10, 2020 beginning at 8:30 a.m. ET to review the operating results for the first quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 0077814, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:30 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by our Most Amazing Personal Service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s®, White House Black Market® and Soma® - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through Style Connect, the Company’s proprietary digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.

As of May 2, 2020, the Company operated 1,332 stores in the U.S. and Canada and sold merchandise through 70 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third-party channels.
To learn more about Chico’s FAS, visit www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements, including without limitation quotes from Ms. Brooks and Ms. Langenstein and the sections captioned “COVID-19 Business Actions Summary” and “Liquidity and the CARES Act,” relate to expectations and projections regarding the Company’s future performance and may include the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “outlook,” “project,” “should,” “strategy,” “potential”, “confident” and similar terms. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to: the effects of the COVID-19 pandemic and uncertainties about its depth and duration, including any resurgence, as well as the impacts to economic conditions and consumer behavior, including, among others: temporary store closures due to government mandates, the extent, availability and effectiveness of any COVID-19 stimulus packages or loan programs, and trends in consumer behavior and spending during and after the end of the pandemic; our ability to successfully implement any alternatives that we pursue including our ability to achieve the cost savings and additional liquidity described in this release; government actions and policies; increases in unemployment rates and taxes; local, regional, national and international economic conditions; changes in the general economic and business environment; changes in the general or specialty retail or apparel industries, including the extent of the market demand and overall level of spending for women’s private branded clothing and related accessories; the effectiveness of our brand strategies, awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s organizational restructure, retail fleet optimization plan and three operating priorities which are driving stronger sales through improved product and marketing; optimizing the customer journey by simplifying, digitizing and extending the Company’s unique and personalized service; and transforming sourcing and supply chain operations to increase product speed to market and improve quality), sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful recruitment of leadership and the successful transition of members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and our ability to respond effectively to them as well as to actions of activist shareholders and others; changes in the political environment that create consumer uncertainty; the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs that could impact, among other things, our sourcing from foreign suppliers; and significant shifts in consumer behavior. Other risk factors are detailed from time to time in the Company’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating forward‑looking statements contained herein. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)
Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of (Loss) Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 2, 2020		May 4, 2019
	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$131,437	46.9%	$276,702	53.4%
White House Black Market	83,920	29.9	160,945	31.1
Soma (1)	64,907	23.2	80,081	15.5
Total Net Sales	280,264	100.0	517,728	100.0
Cost of goods sold	291,359	104.0	326,897	63.1
Gross Margin	(11,095)	(4.0)	190,831	36.9
Selling, general and administrative expenses	130,171	46.4	185,408	35.9
Goodwill and intangible impairment	113,180	40.4	—	0.0
(Loss) Income from Operations	(254,446)	(90.8)	5,423	1.0
Interest (expense) income, net	(344)	(0.1)	2	0.0
(Loss) Income before Income Taxes	(254,790)	(90.9)	5,425	1.0
Income tax (benefit) provision	(76,500)	(27.3)	3,400	0.6
Net (Loss) Income	$(178,290)	(63.6)%	$2,025	0.4%
Per Share Data:
Net (loss) income per common share - basic	$(1.55)		$0.02
Net (loss) income per common and common equivalent share – diluted	$(1.55)		$0.02
Weighted average common shares outstanding – basic	115,574		114,434
Weighted average common and common equivalent shares outstanding – diluted	115,574		114,787
Dividends declared per share	$0.09		$0.175
(1) Includes TellTaleTM net sales, which is not a significant component of Soma revenue.

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 2, 2020	February 1, 2020	May 4, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$89,841	$63,972	$105,141
Marketable securities, at fair value	27,755	63,893	62,836
Inventories	273,126	246,737	242,402
Prepaid expenses and other current assets	102,682	48,200	45,900
Total Current Assets	493,404	422,802	456,279
Property and Equipment, net	285,714	315,382	353,183
Right of Use Assets	612,161	648,397	729,950
Other Assets:
Goodwill	16,360	96,774	96,774
Other intangible assets, net	6,164	38,930	38,930
Other assets, net	42,901	20,374	16,099
Total Other Assets	65,425	156,078	151,803
	$1,456,704	$1,542,659	$1,691,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$140,396	$134,204	$135,964
Current lease liabilities	190,811	157,043	160,731
Other current and deferred liabilities	108,707	114,498	120,919
Total Current Liabilities	439,914	405,745	417,614
Noncurrent Liabilities:
Long-term debt	149,000	42,500	53,750
Long-term lease liabilities	520,323	555,922	645,796
Other noncurrent and deferred liabilities	6,630	8,188	10,719
Deferred taxes	30	212	3,893
Total Noncurrent Liabilities	675,983	606,822	714,158
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,196	1,184	1,180
Additional paid-in capital	493,140	492,129	485,805
Treasury stock, at cost	(494,395)	(494,395)	(494,395)
Retained earnings	341,563	531,602	567,233
Accumulated other comprehensive loss	(697)	(428)	(380)
Total Shareholders’ Equity	340,807	530,092	559,443
	$1,456,704	$1,542,659	$1,691,215

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Cash Flows from Operating Activities:
Net (loss) income	$(178,290)	$2,025
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Goodwill and intangible impairment	113,180	—
Inventory write-offs	43,101	4,934
Depreciation and amortization	17,777	23,837
Non-cash lease expense	51,018	52,232
Right of use asset impairment	2,442	—
Loss on disposal and impairment of property and equipment, net	18,637	113
Deferred tax benefit	(22,067)	(732)
Share-based compensation expense	1,704	1,494
Changes in assets and liabilities:
Inventories	(69,490)	(12,118)
Prepaid expenses and other assets	(55,955)	(1,138)
Accounts payable	5,966	(17,745)
Accrued and other liabilities	(7,537)	9,685
Lease liability	(19,119)	(56,876)
Net cash (used in) provided by operating activities	(98,633)	5,711
Cash Flows from Investing Activities:
Purchases of marketable securities	(5,191)	(15,084)
Proceeds from sale of marketable securities	41,156	14,313
Purchases of property and equipment	(6,464)	(7,666)
Net cash provided by (used in) investing activities	29,501	(8,437)
Cash Flows from Financing Activities:
Proceeds from borrowings	106,500	—
Payments on borrowings	—	(3,750)
Proceeds from issuance of common stock	252	346
Dividends paid	(10,686)	(10,345)
Payments of tax withholdings related to share-based awards	(933)	(2,430)
Net cash provided by (used in) financing activities	95,133	(16,179)
Effects of exchange rate changes on cash and cash equivalents	(132)	(82)
Net increase (decrease) in cash and cash equivalents	25,869	(18,987)
Cash and Cash Equivalents, Beginning of period	63,972	124,128
Cash and Cash Equivalents, End of period	$89,841	$105,141

Supplemental Detail on Net (Loss) Income Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020 and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net (loss) income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net (loss) income per share is computed by dividing net (loss) income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net (loss) income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen weeks ended May 2, 2020 and May 4, 2019, potential common shares were excluded from the computation of diluted (loss) income per share to the extent they were antidilutive.

The following unaudited table sets forth the computation of net (loss) income per basic and diluted share shown on the face of the accompanying condensed consolidated statements of (loss) income (in thousands, except per share amounts):

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Numerator
Net (loss) income	$(178,290)	$2,025
Net income and dividends declared allocated to participating securities	(358)	—
Net (loss) income available to common shareholders	$(178,648)	$2,025

Denominator
Weighted average common shares outstanding – basic	115,574	114,434
Dilutive effect of non-participating securities	—	353
Weighted average common and common equivalent shares outstanding – diluted	115,574	114,787

Net (loss) income per common share:
Basic	$(1.55)	$0.02
Diluted	$(1.55)	$0.02

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended May 2, 2020
(Unaudited)

	February 1, 2020	New Stores	Closures	May 2, 2020
Store Count:
Chico’s frontline boutiques	525	—	(2)	523
Chico’s outlets	123	—	—	123
Chico’s Canada	4	—	—	4
WHBM frontline boutiques	362	—	(5)	357
WHBM outlets	59	—	(2)	57
WHBM Canada	6	—	—	6
Soma frontline boutiques	244	—	—	244
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,341	—	(9)	1,332

	February 1, 2020	New Stores	Closures	Other Changes in SSF	May 2, 2020
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,429,592	—	(5,270)	—	1,424,322
Chico’s outlets	309,921	—	—	—	309,921
Chico’s Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	848,778	—	(11,388)	—	837,390
WHBM outlets	123,735	—	(4,298)	253	119,690
WHBM Canada	15,588	—	—	—	15,588
Soma frontline boutiques	460,153	—	—	—	460,153
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,231,791	—	(20,956)	253	3,211,088
As of May 2, 2020, the Company’s franchise operations consisted of 70 international retail locations in Mexico and 2 domestic airport locations.